Exhibit 10.28

EXECUTION COPY
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is entered into by and between BKF Capital Inc., a Delaware company (the “Company”), and John C. Siciliano (the “Executive”) and dated as of October 31, 2006 (the “Effective Date”).
     In consideration of the promises set forth in the Agreement, which the Executive agrees and acknowledges constitute adequate consideration, the Executive and the Company (the “Parties”) hereby agree as follows:
1. Entire Agreement. The Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the employment agreement between the Parties, dated September 28, 2005 (the “Employment Agreement”); provided that no rights or obligations established under any such superseded agreement and specifically preserved by the Agreement are extinguished. Other than the Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Executive and the Company that survive the Agreement. The Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.
2. Cessation of Employment. The Company and the Executive hereby acknowledge that the Executive resigned as Chairman of the Board, effective as of October 31, 2006. The Executive and the Company hereby agree that the Executive’s employment and appointment as President and Chief Executive Officer of the Company, and any subsidiary of the Company, shall cease as of January 2, 2007 (the “Termination Date”). Effective as of the Termination Date, the Executive shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity.
3. Entitlements. In consideration for the Executive’s entering into the Agreement, the Company will provide the Executive with the following:
     (a) The Company shall provide the Executive the following post-termination payments and benefits if he continues working as President and Chief Executive Officer of the Company through the Termination Date or if the Executive is terminated without “Cause” (as defined in the Employment Agreement) by the Company prior to the Termination Date; upon any other cessation of employment the arrangements described below will not apply. If he dies or becomes disabled prior to January 2, 2007 his entitlements under the Employment Agreement will be preserved.

          (i) Per Employment Agreement, severance payment of $950,000, payable on the Termination Date.
          (ii) Per Employment Agreement, pro rata vesting of restricted stock totaling 12,500 shares, reflecting vesting through December 31, 2006.
          (iii) A $700,000 bonus upon the consummation in 2006 or 2007 of a “Change in Control” (as defined in the BKF Capital Group, Inc. 1998 Incentive Compensation Plan as amended and restated on March 28, 2001) involving identified parties named in a letter delivered by the Company to the Executive on the date of the Agreement (“Identified Parties”). A Change in Control which occurs after 2007 involving any of the Identified Parties also will trigger payment of this bonus if any Form 8-K relating to such Change in Control transaction is required to be filed by the Company during 2007. The letter referenced above which lists Identified Parties may be amended through January 2, 2007 to add additional parties, which shall then be considered Identified Parties, if mutually agreed by the Company and the Executive.
          (iv) The Company shall pay the Executive’s reasonable attorneys’ fees and disbursements incurred by him in connection with the documentation and execution of the Agreement, at the Executive’s counsel’s regular hourly rates, upon submission to the Company of a reasonably detailed invoice therefor.
          (v) As of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to all benefits accrued up to the Termination Date, to the extent vested under all employee benefit plans of the Company, in accordance with the terms of such plans. Notwithstanding the foregoing, the Executive may timely elect to continue to participate in the group medical insurance plans of the Company to the extent allowed by law under COBRA; provided, that the Executive pays the premiums under COBRA.
4. Consulting Services. The executive shall remain available to provide consulting services to the Company in response to reasonable requests therefor during the period commencing on January 3, 2007 and ending on July 3, 2007. As consideration for such consulting services, the Company shall pay the Executive a consulting fee of $300,000 on January 15, 2007. The Company acknowledges and agrees that the Executive shall be allowed to retain the following e-mail address with Company through July 3, 2007: jsiciliano@bkfcapital.com. In connection with the aforementioned consulting services the Company shall reimburse the Executive for reasonable out-of-pocket expenses, including travel and lodging, in each case approved in accordance with the Company’s reasonable policies and procedures.
5. Return of Company Property. No later than the Termination Date, the Executive shall return to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of any member of the Company or not, prepared, received or obtained by the Executive or his counsel during the course of, and in connection with, his employment with the Company or any member of the Company, and all equipment and property of any member of the Company which may be in the Executive’s possession or under his control, whether at the Company’s offices, the Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Executive and his counsel. The Executive agrees that he and his family and counsel shall not retain copies of any such papers, work papers, notes and documents. Notwithstanding the foregoing, the Executive may retain copies of any employment, compensation, benefits or shareholders agreements between the Executive and the Company, the Agreement and any employee benefit plan materials distributed generally to participants in any such plan by the Company; the Executive may also retain his rolodex, address book and similar information and any non-proprietary documents he received as a director or executive of the Company; provided that the Company may retain copies of any such documents. On the Termination Date, all telephone and other accounts being paid by the Company on the Executive’s behalf, shall be terminated and all company credit cards shall be returned to the Company and canceled. To the extent any charges are made by the Executive using company accounts or credit cards after the Termination Date, such charges will be solely the Executive’s responsibility.
6. Restrictive Covenants. The restrictive covenants in Section 10 of the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect, and are incorporated by reference herein as if fully set forth herein.
7. Non-disparagement and Cooperation.
     (a) The Executive hereby agrees not to defame, disparage or criticize any member of the Company or any of their products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing employees, managers, directors, officers or agents of, or contracting parties with, any member of the Company in any medium to any person or entity without limitation in time. The Company (on behalf of itself and its directors, officers and controlled affiliates) hereby agrees not to defame, disparage or criticize the Executive in any medium to any person or entity without limitation in time. Notwithstanding this provision, each of the Executive and the Company may confer in confidence with their respective legal representatives and make truthful statements as required by law. The Company shall have sole and complete discretion regarding the timing, content and any and all aspects of its internal, external and media communication concerning the termination of the Executive’s employment by the Company. The Executive shall not participate in any such communication without the advance written consent of the Company’s Chief Executive Officer or his designee.
     (b) In addition to Section 4 of the Agreement, the Executive shall continue to make himself available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to the Company and to advise the Company, at its reasonable request, about disputes with third parties as to which the Executive has knowledge, and the Executive agrees to cooperate fully with the Company in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide testimony with respect to the Executive’s knowledge in any such Dispute Proceedings involving the Company and or any officer or director of the Company, in all cases without additional compensation or consideration from the Company. In the event that the Executive is requested by the Company to cooperate as required in this Section 7(b), the Company shall reimburse the Executive for his reasonable out-of-pocket expenses, including travel and lodging.
8. Indemnification. The Executive’s rights to indemnification under Section 23 of the Employment Agreement and pursuant to that certain indemnification agreement between the Parties, dated May 16, 2006, shall remain in full force and effect.
9. Availability of Relief.
     (a) In the event that the Executive knowingly and materially fails to abide by any of the terms of the Agreement, including but not limited to the Restrictive Covenants, after receiving reasonable notice of such failure in writing from the Company and failing to subsequently remedy such failure within a reasonable period of time, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Agreement.
     (b) The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement, including but not limited to the Restrictive Covenants, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under the Agreement, upon adequate proof of his violation of any such provision of the Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.
10. Miscellaneous.
     (a) Notices. Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or when hand delivered or received by overnight courier as follows:
If to the Company:
BFK Capital Inc.
One Rockefeller Plaza
New York, New York. 10020
Attention: Chief Executive Officer and Chairman, Board of Directors

With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Michael J. Segal
If to the Executive,
John C. Siciliano
955 Avondale Road
San Marino, California 91108
With a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: Bradd L. Williamson
or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.
     (b) Successors. The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.
     (c) Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under the Agreement. Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.
     (d) Severability. In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.
     (e) Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.
     (f) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to the Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

     (g) Governing Law/Venue. The Agreement shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York. The Company and the Executive each hereby waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. The Company and the Executive each hereby waive any right to arbitrate any provision of this Agreement. For the avoidance of doubt, the Company and the Executive hereby waive any right to arbitrate the Employment Agreement.
     (h) Counterparts. The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

     IN WITNESS WHEREOF, the undersigned have executed the Agreement on the date first written above.

BKF CAPITAL GROUP INC.
By:	/s/ Marvin Olshan
	Name:	Marvin Olshan
	Title:	Chairman, Board of Directors

/s/ John C. Siciliano
John C. Siciliano

BKF CAPITAL, INC.
October 31, 2006
John C. Siciliano
955 Avondale Road
San Marino, California 91108
Re: Identified Parties
Dear Mr. Siciliano:
          The “Identified Parties” as defined in Section 3(a)(iii) of the Separation Agreement between you and BKF Capital, Inc. (the “Company”), dated as of October 31, 2006 (the “Separation Agreement”), are as follows: (i) Clinton Group, (ii) Leerink Swann, (iii) Alternative Asset Management, (iv) Ironwood Partners and (v) Pacesetter (in each case including any of their respective controlled affiliates or subsidiaries).
          As described in the Separation Agreement, this letter may be amended through January 2, 2007, if mutually agreed by you and the Company.

Sincerely,
/s/ Marvin Olshan
Name:	Marvin Olshan
Title:	Chairman, Board of Directors

Accepted and Agreed to:
By:	/s/ John C. Siciliano
John Siciliano